As filed with the Securities and Exchange Commission on January 13, 2015

Registration No. 333-197557

Registration No. 333-188860

Registration No. 333-181564

Registration No. 333-173206

Registration No. 333-166067

Registration No. 333-158595

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-197557

Form S-8 Registration No. 333-188860

Form S-8 Registration No. 333-181564

Form S-8 Registration No. 333-173206

Form S-8 Registration No. 333-166067

Form S-8 Registration No. 333-158595

UNDER

THE SECURITIES ACT OF 1933

Avanir Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0314804
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 Enterprise, Suite 400

Aliso Viejo, California 92656

(949) 389-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keith A. Katkin

President and Chief Executive Officer

30 Enterprise, Suite 400

Aliso Viejo, California 92656

(949) 389-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ryan A. Murr

Gibson, Dunn & Crutcher LLP

555 Mission Street

San Francisco, California 94105

Telephone: (415) 393-8373

Facsimile: (415) 374-8430

2014 INCENTIVE PLAN

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

2005 EQUITY INCENTIVE PLAN

AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

2003 EQUITY INCENTIVE PLAN

(Full Titles of the Plans)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Avanir Pharmaceuticals, Inc. (the “Registrant”):

•	Registration Statement No. 333-197557, filed with the SEC on July 22, 2014, pertaining to the registration of (i) 325,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2005 Equity Incentive Plan (the “2005 Plan”), which shares represent the previously approved and announced “evergreen” increase under the 2005 Plan for fiscal year 2014 and (ii) 17,000,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2014 Incentive Plan.

•	Registration Statement No. 333-188860, filed with the SEC on May 24, 2013, pertaining to the registration of 325,000 shares of the Registrant’s common stock issuable pursuant to the 2005 Plan, which shares represent the previously approved and announced “evergreen” increase under the 2005 Plan for fiscal year 2013.

•	Registration Statement No. 333-181564, filed with the SEC on May 21, 2012, pertaining to the registration of (i) 4,642,723 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2003 Equity Incentive Plan (the “2003 Plan”), which shares represent the previously approved and announced “evergreen” increase under the 2003 Plan for calendar year 2012 and (ii) 325,000 shares of the Registrant’s common stock issuable pursuant to the 2005 Plan, which shares represent the previously approved and announced “evergreen” increase under the 2005 Plan for fiscal year 2012.

•	Registration Statement No. 333-173206, filed with the SEC on March 31, 2011, pertaining to the registration of (i) 4,255,003 shares of the Registrant’s common stock issuable pursuant to the 2003 Plan, which shares represent the previously approved and announced “evergreen” increase under the 2003 Plan for calendar year 2011 and (ii) 325,000 shares of the Registrant’s common stock issuable pursuant to the 2005 Plan, which shares represent the previously approved and announced “evergreen” increase under the 2005 Plan for fiscal year 2011.

•	Registration Statement No. 333-166067, filed with the SEC on April 14, 2010, pertaining to the registration of (i) 325,000 shares of the Registrant’s common stock issuable pursuant to the 2005 Plan, which shares represent the previously approved and announced “evergreen” increase under the 2005 Plan for fiscal year 2010 and (ii) 4,158,905 shares of the Registrant’s common stock issuable pursuant to the 2003 Plan, which shares represent the previously approved and announced “evergreen” increase under the 2003 Plan for calendar year 2010.

•	Registration Statement No. 333-158595, filed with the SEC on April 16, 2009, pertaining to the registration of (i) 325,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Amended and Restated 2005 Equity Incentive Plan (the “Amended 2005 Plan”), which shares represent the previously approved and announced “evergreen” increase under the Amended 2005 Plan for fiscal year 2009 and (ii) 3,911,352 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Amended and Restated 2003 Equity Incentive Plan (the “Amended 2003 Plan”), which shares represent the previously approved and announced “evergreen” increase under the Amended 2003 Plan for calendar year 2009.

The Registrant is filing this Post-Effective Amendment to these Registration Statements to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the above-referenced Registration Statements.

On January 13, 2015, pursuant to the Agreement and Plan of Merger, dated as of December 1, 2014, by and among the Registrant, Otsuka Pharmaceutical Co., Ltd., a Japanese joint stock company (“Parent”) and Bigarade Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Parent, Purchaser merged with and into the Registrant, with the Registrant surviving as the continuing corporation (the “Merger”). As a result of the Merger, the Registrant became a wholly owned subsidiary of Parent.

As a result of the Merger, the offerings of the Registrant’s securities pursuant to the above-referenced Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unissued under such Registration Statements.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on January 13, 2015.

Avanir Pharmaceuticals, Inc.

By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Vice President, Finance, Chief Accounting Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.